UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 6, 2014

Inogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36309	33-0989359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

326 Bollay Drive

Goleta, California 93117

(Address of principal executive offices, including zip code)

(805) 562-0500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On August 6, 2014, Charles E. Larsen notified Inogen, Inc. (the “Company”) that he has resigned as a member of the Board of Directors (the “Board”) of the Company and the Audit Committee of the Board (the “Audit Committee”), effective immediately. Mr. Larsen’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices. The Board has appointed Benjamin Anderson-Ray, one of the Company’s current directors, to replace Mr. Larsen on the Company’s Audit Committee.

(d) Election of Director

On August 6, 2014, the Board elected Heather D. Rider to the Board, effective immediately. Ms. Rider will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2015. In addition, on the same date, the Board appointed Ms. Rider as a member of the Compensation, Nominating and Governance Committee of the Board, replacing Benjamin Anderson-Ray.

Ms. Rider, age 55, served as Vice President, Global Human Resources of Cymer, Inc., a publicly-traded supplier of light sources for semiconductor manufacturing that was acquired by ASML Holding NV in May 2013, from September 2012 to November 2013. From October 2010 to September 2012, Ms. Rider served as Senior Vice President, Global Human Resources of Alphatec Holdings, Inc., a publicly-traded medical device company focused on surgical treatment of spine disorders, and from January 2006 to October 2010, she served as Vice President, Human Resources of Intuitive Surgical, Inc., a publicly-traded manufacturer of robotic surgical systems. Ms. Rider holds a B.A. in Psychology from Claremont McKenna College and an M.B.A. from Pepperdine University.

In connection with her election to the Board, Ms. Rider will be granted a non-statutory option to purchase 2,222 shares of the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”), at a per share exercise price equal to the closing price of the Company’s common stock on the date of grant. The shares subject to the option will vest in twenty-four equal monthly installments beginning with the first monthly anniversary after the date of grant, subject to Ms. Rider’s continued service through each such vesting date. The option is subject to the terms and conditions of the Company’s Plan and its related grant agreement, copies of which have been filed as Exhibits 10.6 and 10.7 to the Company’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on January 28, 2014 and incorporated herein in their entirety by reference. In addition, in accordance with the Company’s compensation program for non-employee directors, Ms. Rider will receive a base annual retainer of $35,000, payable quarterly in arrears on a pro-rata basis. The Company expects to grant an option to purchase 6,666 shares of common stock to Ms. Rider on the date of each annual meeting of stockholders, in each case based on her continuing service as a director. Each annual grant is expected to vest in twelve monthly installments beginning with the first monthly anniversary after the grant date, but will vest fully on the date of the next annual meeting of the stockholders if not otherwise fully vested on such date, subject to Ms. Rider’s continued service through such date. The Company will also reimburse Ms. Rider for all reasonable expenses in connection with her services to the Company.

Ms. Rider also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on November 27, 2013 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Ms. Rider and any other persons pursuant to which Ms. Rider was elected as a director. In addition, Ms. Rider is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 7, 2014, the Company issued a press release announcing Ms. Rider’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated as of August 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

By:	/s/ Alison Bauerlein
Alison Bauerlein Executive Vice President, Finance and CFO

Date: August 7, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated as of August 7, 2014.